Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

John DePodesta

Executive Vice President

PRIMUS Telecommunications Group, Incorporated

(703) 902-2800

jdepodesta@primustel.com

PRIMUS TELECOMMUNICATIONS REPORTS FIRST QUARTER 2004
FINANCIAL RESULTS AND REAFFIRMS GOALS FOR 2004

•                  Record Net Revenue of $348 million; Growth of 16% From Prior Year Quarter and 3% Sequentially From Prior Quarter

•                  Income From Operations of $21 Million as compared to $12 Million in the Prior Year Quarter

•                  Adjusted EBITDA of $44 Million as compared to $33 Million in the Prior Year Quarter

•                  Net Loss of ($10) Million (including $16 million in losses from the early extinguishment of debt and from foreign currency transactions) and Basic and Diluted Loss Per Common Share of ($0.11) as Compared to Net Income of $11 Million (including $17 million of gains from the early extinguishment of debt and from foreign currency transactions) and $0.13 in the Prior Year Quarter

•                  Adjusted Net Income of $6 Million and Adjusted Diluted Income Per Common Share of $0.07, as Compared to an Adjusted Net Loss of ($5) million and Adjusted Diluted Loss Per Common Share of ($0.06) in the Prior Year Quarter

McLean, VA. – April 29, 2004 – PRIMUS Telecommunications Group, Incorporated (Nasdaq:PRTL), a global telecommunications services provider offering bundled voice, data, Internet, digital subscriber line (DSL), voice-over-Internet protocol (VOIP), Web hosting, enhanced virtual private network (VPN) applications and other value added services, announced today results for the first quarter 2004 and reaffirmed its financial goals for the full year 2004.

“In an industry strained by pricing and competitive pressures, PRIMUS continues to hold its own,” commented K. Paul Singh, Chairman and Chief Executive Officer of PRIMUS.

“In absolute terms, our revenue growth, both sequentially and year-over-year is impressive; and even in relative terms, after taking into account the impact of foreign exchange rates, our revenues have been stable.  This result was all the more significant given the fact that during the first quarter our revenue and margin growth were constrained by actions taken by former monopoly carriers in two of our major markets.

“In Canada, the incumbent local provider continues to drive long distance rates lower in an effort to maintain and increase its customer base.  Our response is to continue to focus on expanding our local services, both through wireline and VOIP products, that will be bundled with our long distance and Internet products.  In Australia, Telstra substantially reduced its pricing for DSL services while keeping wholesale rates above its own retail rate.  While the Australian regulatory body is currently seeking to penalize Telstra for anticompetitive conduct, PRIMUS plans to accelerate the expansion of our own DSL network in Australia, a project already contemplated in our capital budget, that will allow us to become more independent of Telstra’s local and DSL services.

“Nevertheless, based on first quarter results and encouraging results from our recent acquisitions, we maintain our goal of 12%-15% annual revenue growth in 2004 over the prior year, assuming foreign currencies are stable from year-end 2003 levels.

“We are also encouraged by the preliminary results of our recent VOIP and wireless initiatives,” Singh noted. “During the first quarter, we were the first company to launch a retail VOIP product in Canada.  We now have several thousand customers and are expanding the rollout to other cities within Canada.  The early indications are that our business models are being borne out in terms of customer additions, increased average revenue per customer, and bundling prospects, particularly with local services.

“Similarly, we have begun the implementation of our strategy to become a Virtual Mobile Network Operator (VMNO) with the introduction of PRIMUS-branded ‘intelligent’ cellular phone handsets and services in the UK market, and we are now targeting other European and Asian countries, including India, in which to sell our phones and services.

“Our global VOIP reseller product was also launched in the first quarter and is gaining customers.  By mid-year, we plan to launch our retail VOIP products in the United States.

“While we plan to grow our existing wireline business organically and through acquisitions, we believe that our new businesses—local, wireless and VOIP broadband—represent  major revenue and profit growth opportunities for the future,” Singh stated.

“During the first quarter we also successfully concluded a $240 million offering of senior notes due 2014 at an interest rate of 8.0%, which reflected the improved operating performance of the Company.  We retired $181 million principal amount of senior notes that had higher coupons and shorter maturities, thereby reducing our future interest expense and extending our debt maturity profile.  We will continue to explore opportunities to further strengthen our balance sheet and improve liquidity,” Singh commented.

After adjusting for expenses related to the early retirement of debt and foreign currency transaction losses, PRIMUS recorded Adjusted Net Income, as reconciled in the attached schedules, of $6 million (including $3 million of interest expense on debt retired during the first quarter) and Adjusted Diluted Income Per Common Share, as reconciled in the attached schedules, of $0.07 in the first quarter of 2004.

First Quarter Financial Results

PRIMUS’s net revenue in the first quarter of 2004 was $348 million compared to $300 million in the first quarter of 2003, a growth of 16%, and $339 million for the fourth quarter of 2003, a growth of 3%.  “The increase in net revenue, both year-over-year and sequentially, reflects growth in all three of our products: voice, data/Internet, and VOIP.  Our net revenue growth, both year-over-year and sequentially, was favorably impacted by the continued weakening of the US dollar, while our sequential net revenue growth was negatively impacted by seasonality in Australia and having one less day than the fourth quarter of 2003,” stated Neil L. Hazard, Chief Operating Officer. Data/Internet and VOIP net revenue for the first quarter was a record high $60 million, representing over 17% of net revenue, as compared to $45 million and 15% in the first quarter of 2003, and $55 million and 16% in the fourth quarter of 2003.  Net revenue for the first quarter on a geographic basis remained well balanced: 39% from North America, 30% from Europe and 31% from Asia-Pacific.  The mix of net revenue by customer type in the first quarter was 81% retail (56% residential and 25% business) and 19% carrier compared with sequentially prior quarter figures of 80% retail (55% residential and 25% business) and 20% carrier.

Selling, general and administrative (SG&A) expenses for the first quarter of 2004 were $94 million or 27.1% of net revenue, as compared to $78 million or 25.8% of net revenue for the first quarter of 2003 and $88 million or 26.0% of net revenue in the prior quarter.  The increase in SG&A expenses primarily reflects additional spending on the new VOIP, local and wireless initiatives.

Income from operations was $21 million in the first quarter of 2004, as compared to $12 million in the first quarter of 2003 and $21 million in the fourth quarter of 2003.

Adjusted EBITDA, as reconciled in the attached schedules, was $44 million for the first quarter 2004, as compared to $33 million in the first quarter of 2003 and $47 million in the prior quarter.  The sequential decrease in Adjusted EBITDA reflects the increased SG&A spending on our new product initiatives.

Interest expense was $15 million for the first quarter of 2004 and included $1 million of early debt termination fees as well as $3 million of interest on the debt retired during the quarter.  Quarterly interest expense on the long-term obligations existing as of March 31, 2004 is expected to be approximately $12 million in future quarters.

PRIMUS’s net loss for the first quarter of 2004 was ($10) million (including $16 million in losses from the early extinguishment of debt and foreign currency transactions) compared to net income of $11 million (including $17 million in gains from the early extinguishment of debt and foreign currency transactions) in the first quarter of 2003 and net income of $18 million (including $14 million in gains from the early extinguishment of debt and foreign currency transactions) in the prior quarter.

Adjusted Net Income for the first quarter of 2004 was $6 million (which included $3 million of expense on debt retired during the quarter) compared to a loss of ($5) million in the first quarter of 2003 and $7 million in the prior quarter.

Basic and diluted loss per common share were ($0.11) and ($0.11), respectively, for the first quarter 2004, compared to $0.13 and $0.13, respectively, for the first quarter of 2003, and basic and diluted income per common share of $0.20 and $0.18, respectively, in the fourth quarter of 2003.  Basic and diluted weighted average common shares outstanding for the first quarter 2004 were 89 million.

Adjusted Diluted Income Per Common Share was $0.07 for the first quarter 2004, compared to an Adjusted Diluted Loss Per Common Share of ($0.06) for the first quarter of 2003 and Adjusted Diluted Income Per Common Share of $0.08 for the fourth quarter of 2003.

Liquidity and Capital Resources

PRIMUS ended the first quarter of 2004 with restricted and unrestricted cash of $88 million. During the first quarter of 2004 PRIMUS generated $13 million in cash from operating activities, inclusive of improving working capital by $23 million.  PRIMUS spent $10 million on capital expenditures and $18 million on the acquisition of AOL/7 in Australia.

In January 2004, a subsidiary of the Company issued $240 million of 8.0% senior notes, generating $233 million in net proceeds. PRIMUS utilized $165 million of the net proceeds to satisfy and discharge the Company’s 9.875% and 11.25% senior notes, including call premiums.  During the first quarter of 2004 the Company repurchased $24 million principal amount of its 12.75% Senior Notes, paid $3 million in call premiums on these notes, and repaid in full a $10 million balance on a financing agreement.  Additionally, in April 2004 the Company’s Canadian subsidiary established a Canadian $42 million term loan facility, which is currently not drawn upon.

PRIMUS’s long-term debt obligations as of March 31, 2004 were $587 million. The Company will continue to pursue opportunities to strengthen the balance sheet through debt reduction and refinancing initiatives and enhance liquidity through reducing its carrying costs of debt and extending its debt maturity profile.  The Company has an effective shelf registration statement on file with the SEC for issuance of up to an aggregate of $200 million of securities.

2004 Goals Reaffirmed

The Company reaffirms its previously stated 2004 goals including year-over-year revenue growth in the range of 12% to 15%, assuming currencies are stable from year-end 2003 levels, and net income in the range of $35 million to $40 million (exclusive of costs associated with the early extinguishment of debt and related interest expense.)

The Company and/or its subsidiaries will evaluate and determine on a continuing basis, depending upon market conditions and the outcome of events described as “forward-looking statements” in this release and its SEC filings, the most efficient use of the Company’s capital, including investment in the Company’s network and systems, lines of business, potential acquisitions, purchasing, refinancing, exchanging or retiring certain of the Company’s outstanding debt securities in privately negotiated transactions, open market transactions or by other direct or indirect means to the extent permitted by its existing covenants.

The management of PRIMUS Telecommunications Group, Incorporated will conduct a conference call and Web cast to discuss first quarter 2004 results today, April 29, 2004, at 5:00 PM Eastern.  Participants should dial 877-282-1086 (domestic) or 703-871-3017 (international) for telephone access or go to www.primustel.com for Web cast access about ten minutes prior to the start-time.  Replay information will be available following the conclusion of the live broadcasts on the Company’s Web site.

# # #

PRIMUS Telecommunications Group, Incorporated (Nasdaq: PRTL) is a global telecommunications services provider offering bundled voice, data, Internet, DSL, VOIP, Web hosting, enhanced VPN applications and other value added services.  PRIMUS owns and operates an extensive global backbone network of owned and leased transmission facilities, including VOIP connections to over 150 countries and over 550 points-of-presence (POPs) throughout the world, ownership interests in  23 undersea fiber optic cable systems, 18 international gateway and domestic switches, and a variety of operating relationships that allow it to deliver traffic worldwide.  PRIMUS also has deployed a global broadband fiber optic ATM+IP network and operates data centers to offer customers Internet, data, hosting and e-commerce services.  Founded in 1994 and based in McLean, Virginia, PRIMUS serves corporate, small- and medium-sized businesses, residential and data, ISP and telecommunication carrier customers primarily located in the North America, Europe and Asia-Pacific regions of the world.  News and information are available at PRIMUS’s Web site at www.primustel.com.

# # #

Statements in this press release concerning the future revenue, income from operations, net income and diluted income per common share, quarterly interest expense, VOIP, wireless and wireline growth prospects, financing plans, income tax expense, cash flow, the effectiveness and profitability of planned future service offerings, capital expenditures and growth constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current expectations, and are not strictly historical statements. Factors and risks that could cause actual results or circumstances to differ materially from those set forth or contemplated in forward-looking statements include, without limitation: changes in business conditions; fluctuations in the exchange rates of currencies, particularly any strengthening of the United States dollar relative to foreign currencies of the countries where we conduct our foreign operations; adverse interest rate developments; fluctuations in prevailing trade credit terms or revenues due to the adverse impact of, among other things, further telecommunications carrier bankruptcies or adverse bankruptcy related developments affecting our large carrier customers; the possible inability to raise additional capital when needed, or at all; changes in the telecommunications or Internet industry; adverse tax rulings from applicable taxing authorities; digital subscriber line, Internet, VOIP, wireless and telecommunications competition; changes in financial, capital market and economic conditions; changes in service offerings or business strategies; difficulty in retaining customers; difficulty in providing VOIP services or new local, wireless or broadband initiatives; changes in the regulatory schemes or requirements and regulatory enforcement in the markets in which we operate; restrictions on our ability to follow certain strategies or complete certain transactions as a result of our capital structure or debt covenants; risks associated with our limited DSL, Internet, VOIP, wireless and Web hosting experience and expertise; entry into developing markets; the possible inability to hire and/or retain qualified sales, technical and other personnel, and to manage growth; risks associated with international operations; dependence on effective information systems; dependence on third parties to enable us to expand and manage our global network and operations; dependence on the implementation and performance of our global asynchronous transfer mode + Internet protocol communications network; adverse outcomes of outstanding litigation matters; and the outbreak or escalation of hostilities or terrorist acts and adverse geopolitical developments. As such, actual results or circumstances may vary materially from such forward-looking statements or expectations.  Readers are also cautioned not to place undue reliance on these forward-looking statements which speak only as of the date these statements were made.  We are not necessarily obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult the discussion of risks and uncertainties under “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources-Short and Long-Term Liquidity Considerations and Risks”; and “—Special Note Regarding Forward-Looking Statements” contained in our annual report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission.

This release includes certain non-GAAP financial measures as defined under SEC rules.  As required by SEC rules, we have provided a reconciliation of these measures to the most directly comparable GAAP measures, which is contained in the tables to this release and on our website at www.primustel.com.  Additionally, information regarding the purpose and use for these non-GAAP financial measures is set forth with this press release in our Current Report on Form 8-K filed with the SEC on April 29, 2004 and available on our website.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2004	2003

NET REVENUE	$348,023	$300,443

OPERATING EXPENSES
Cost of revenue (exclusive of depreciation shown below)	209,657	190,023
Selling, general and administrative	94,317	77,625
Depreciation and amortization	23,507	20,335
Asset impairment write-down	—	537

Total operating expenses	327,481	288,520

INCOME FROM OPERATIONS	20,542	11,923

INTEREST EXPENSE	(15,079)	(15,377)
GAIN (LOSS) ON EARLY EXTINGUISHMENT OF DEBT	(14,193)	6,653
INTEREST INCOME AND OTHER INCOME	736	282
FOREIGN CURRENCY TRANSACTION GAIN (LOSS)	(1,132)	10,053

INCOME (LOSS) BEFORE INCOME TAXES	(9,126)	13,534
INCOME TAX EXPENSE	(929)	(2,333)

NET INCOME (LOSS)	(10,055)	11,201
ACCRETED AND DEEMED DIVIDEND ON CONVERTIBLE PREFERRED STOCK	—	(322)
INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(10,055)	$10,879

INCOME (LOSS) PER COMMON SHARE:
Basic	$(0.11)	$0.13
Diluted	$(0.11)	$0.13

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	88,770	82,863
Diluted	88,770	83,925

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED FINANCIAL DATA

(in thousands)

(unaudited)

Balance Sheet Data

March 31, 2004

Cash and cash equivalents	$75,532
Accounts receivable, net	197,056
Other current assets	39,309
TOTAL CURRENT ASSETS	311,897

Restricted cash	12,525
Property and equipment, net	334,964
Intangible assets, net	99,166
Other assets	18,395
TOTAL ASSETS	$776,947

Accounts payable	$101,506
Accrued interconnection costs	86,294
Accrued expenses and other current liabilities	73,148
Accrued income taxes	21,538
Accrued interest	10,571
Current portion of long-term obligations	21,594
TOTAL CURRENT LIABILITIES	314,651

Non-current portion of long-term obligations	565,696
Other liabilities	1,620
TOTAL LIABILITIES	881,967

Stockholders’ deficit	(105,020)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$776,947

Operational Data

(Three Months Ended March 31, 2004)

		Minutes of Use
Region	Net Revenue	International	Domestic	Total
North America	$134,847	623,441	848,450	1,471,891
Europe	106,048	593,474	202,192	795,666
Asia-Pacific	107,128	43,084	217,829	260,913
Total	$348,023	1,259,999	1,268,471	2,528,470

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended
	March 31, 2004	December 31, 2003	March 31, 2003

NET INCOME (LOSS)	$(10,055)	$17,683	$11,201
Add:
Interest expense	15,079	14,042	15,377
Income tax expense	929	2,088	2,333
Depreciation and amortization expense	23,507	23,302	20,335
Non-cash compensation expense	—	227	—
Asset impairment write-down	—	2,131	537
(Gain) loss on early extinguishment of debt	14,193	307	(6,653)
Foreign currency transaction (gain) loss	1,132	(14,145)	(10,053)
Less:
Interest income and other income	(736)	1,988	(282)
Extraordinary items	—	(887)	—

ADJUSTED EBITDA	$44,049	$46,736	$32,795

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF DILUTED INCOME (LOSS) PER COMMON SHARE TO

ADJUSTED DILUTED INCOME (LOSS) PER COMMON SHARE

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31, 2004	December 31, 2003	March 31, 2003

NET INCOME (LOSS)	$(10,055)	$17,683	$11,201
Add:
Asset impairment write-down	—	2,131	537
Early debt termination interest penalty	852	—	—
Equity investment impairment	—	1,912	—
(Gain) loss on early extinguishment of debt	14,193	307	(6,653)
Foreign currency transaction (gain) loss	1,132	(14,145)	(10,053)
Extraordinary items	—	(887)	—

ADJUSTED NET INCOME (LOSS)	6,122	7,001	(4,968)

Accreted and deemed dividend on convertible preferred stock	—	—	(322)
ADJUSTED DILUTIVE INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$6,122	$7,001	$(5,290)

BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	88,770	88,339	82,863
Stock options - dilutive shares	4,140	4,438	—
Stock warrants - dilutive shares	18	10	—
ADJUSTED DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	92,928	92,787	82,863

ADJUSTED DILUTED INCOME (LOSS) PER COMMON SHARE	$0.07	$0.08	$(0.06)